Exhibit 99.1

DURECT Appoints Two New Board Members

CUPERTINO, CA, April 25, 2019 /PRNewswire/ -- DURECT Corporation (Nasdaq: DRRX) announced today the appointment of two new members to its board of directors.  Dr. Gail M. Farfel, Executive Vice President and Chief Development Officer of Zogenix, Inc., and Judith J. Robertson, most recently Chief Commercial Officer of Aerie Pharmaceuticals, bring to DURECT extensive product development, regulatory and commercialization experience.

“We are very pleased to welcome Dr. Farfel and Ms. Robertson to our board,” said James E. Brown, D.V.M., President and CEO of DURECT.  “2019 is an important year for DURECT as we focus on execution in the development of DUR-928 for multiple indications.  These two executives’ skills and experience advancing products from early development through commercialization will be important and valuable additions to the DURECT board at this exciting time for the company.”

Gail M. Farfel, Ph.D., has served as Zogenix’s Executive Vice President and Chief Development Officer since July 2015, where the company is focused on developing and commercializing transformative therapies for rare diseases. Their lead compound, FINTEPLA, is in development for treatment of seizures associated with epileptic encephalopathies.  Dr. Farfel oversees Nonclinical and Clinical development, Regulatory Affairs and Quality at Zogenix. Before joining Zogenix, Dr. Farfel was Chief Clinical and Regulatory Officer of Marinus Pharmaceuticals, a biopharmaceutical company engaged in development for neurological disorders.   Prior to her entry into the biotech space, Dr. Farfel served as Vice President and Therapeutic Area Head for Neuroscience at Novartis Pharmaceuticals Corporation, where she oversaw their portfolio of neurology and psychiatry products. Dr. Farfel began her career in pharmaceutical drug development at Pfizer, Inc., where she worked in Clinical Development and Global Medical Affairs, directing programs through all stages of clinical development and regulatory submissions.  Dr. Farfel is the author of over 50 scientific articles in the areas of neuropsychopharmacology and drug effects and is a Director on the Board of the American Society for Experimental Neurotherapeutics.  She holds a Ph.D. in Neuropsychopharmacology from the University of Chicago, where she is a Director on the Alumni Board. Dr. Farfel also holds a bachelor’s degree in Biochemistry from the University of Virginia.

“The safety profile and breadth of activity shown by DUR-928 suggests that it may have clinical utility in multiple indications, and I am excited to be joining the DURECT board during this important time,” stated Dr. Farfel.

Judith J. Robertson was the Chief Commercial Officer of Aerie Pharmaceuticals from 2016 to 2018, during which time she built the commercial organization and led the successful commercial launch of Rhopressa® for glaucoma.  Ms. Robertson joined Aerie from the Janssen Pharmaceutical Companies of Johnson & Johnson, where she was the

Vice President and Global Commercial Strategy Leader of Immunology, Ophthalmology and Commercial Analytics from 2013 to 2016. Part of her duties at Janssen included evaluating all external licensing and acquisition opportunities.   Prior to Janssen, she was Vice President Global Business Franchise Head of Ophthalmology at Alcon, Vice President Global Franchise Head of Respiratory at Novartis, Vice President of Sales & Marketing of Respiratory and Dermatology at Novartis, and President of Bristol Myers Squibb Canada. Ms. Robertson holds a Master of Management degree from the Kellogg School of Business at Northwestern University and holds a bachelor’s degree in Social Science from Ryerson University.

“I look forward to working with the DURECT board and management team in the upcoming years to bring additional commercial and strategic perspective to their pipeline of products in development,” stated Ms. Robertson.

About DURECT Corporation

DURECT is a biopharmaceutical company actively developing therapeutics based on its Epigenetic Regulator Program and proprietary drug delivery platforms.  DUR‑928, a new chemical entity in Phase 2 development, is the lead candidate in DURECT’s Epigenetic Regulator Program.  An endogenous, orally bioavailable small molecule, DUR-928 has been shown in preclinical studies to play an important regulatory role in lipid homeostasis, inflammation, and cell survival.  Human applications may include acute organ injury such as Alcoholic Hepatitis (AH) and acute kidney injury (AKI), chronic hepatic diseases such as nonalcoholic steatohepatitis (NASH), and inflammatory skin conditions such as psoriasis and atopic dermatitis.  DURECT’s advanced oral and injectable delivery technologies are designed to enable new indications and enhanced attributes for small-molecule and biologic drugs.  Late stage product candidates in this category include POSIMIR® (bupivacaine extended-release solution), an investigational locally-acting, non-opioid analgesic intended to provide up to 3 days of continuous pain relief after surgery, and ORADUR®-Methylphenidate ER Capsules, approved in Taiwan as Methydur Sustained Release Capsules, where it is indicated for the treatment of attention deficit hyperactivity disorder (ADHD).  In addition, for the assignment of certain patent rights, DURECT receives single digit sales-based earn-out payments from U.S. net sales of Indivior’s PERSERIS™ (risperidone) drug for schizophrenia, which was commercially launched in February 2019.  For more information, please visit www.durect.com.

DURECT Forward-Looking Statement

The statements in this press release regarding the potential use of DUR-928 to treat acute organ injuries such as alcoholic hepatitis (AH) and acute kidney injury (AKI), chronic hepatic diseases such as nonalcoholic steatohepatitis (NASH), and inflammatory skin disorders such as psoriasis and atopic dermatitis, the use of POSIMIR to treat post-surgical pain, the use of Indivior's PERSERIS™ to treat schizophrenia, as well as the potential commercial sales of Indivior's PERSERIS are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the risk of delays in the enrollment of the ongoing clinical trials of DUR-928 in NASH, AH and psoriasis, potential adverse effects arising from the testing or use of DUR-928, the risk that the FDA may not approve the POSIMIR NDA, the risk that PERSERIS will not have a successful launch, our ability to avoid infringing patents held by other parties and secure and defend patents of our own patents, and our ability to manage and obtain capital to fund our operations and expenses. Further information regarding these and other risks is included in DURECT's Form 10-K dated March 8, 2019 under the heading "Risk Factors."

NOTE: ORADUR®, POSIMIR® and SABER® are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners. DUR-928, ORADUR-Methylphenidate ER Capsules and POSIMIR are drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities. Full prescribing information for PERSERIS, including BOXED WARNING, and Medication Guide can be found at www.perseris.com.

CONTACT:Mike Arenberg, Chief Financial Officer, DURECT, 408-346-1052